EXHIBIT 10.2

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “First Amendment”) is made and entered into as of the 29th day of May, 2008, by and among JAMBA JUICE COMPANY, a California corporation (“Borrower”), JAMBA, INC., a Delaware corporation (“Parent”), the lenders (the “Lenders”) from time to time party to the Credit Agreement (as defined below) and WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company, as the Arranger and Administrative Agent for the Lenders (in such capacity, the “Agent”). Capitalized terms used herein without definition shall have the respective meaning assigned to such terms in the Credit Agreement.

WHEREAS, Borrower, Parent, the Lenders and Agent are party to that certain Credit Agreement, dated as of April 17, 2008 (as the same may be amended and in effect from time to time, the “Credit Agreement”), pursuant to which the Lenders have extended credit to Borrower on the terms set forth therein;

WHEREAS, Parent and Borrower have requested certain amendments to the Credit Agreement;

WHEREAS, Parent and Borrower have failed to comply with certain covenants contained in the Credit Agreement as in effect prior to this First Amendment; and

WHEREAS, Agent and the Lenders are willing to make such amendments to the Credit Agreement on the terms set forth herein;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.	AMENDMENTS TO CREDIT AGREEMENT:

1. Effective as of the First Amendment Date (as defined below), the Credit Agreement is hereby amended as follows:

(a) Amended Definitions. The definitions of “EBITDA” and “Required Availability” as set forth in Schedule 1.1 of the Credit Agreement are hereby amended to read in their entirety as follows:

“EBITDA” means, with respect to any fiscal period, Parent’s and Borrower’s consolidated net earnings (or loss), minus extraordinary gains, interest income, plus (without duplication) non-cash extraordinary losses, interest expense, income taxes, depreciation and amortization, plus no more than $75,000 with respect to pre-opening costs for each new Restaurant location, plus Opened Store Lease Termination Expenses in an aggregate amount not to exceed $1,400,000, plus Unopened Store Lease

Termination Expenses in an aggregate amount not to exceed $1,200,000, plus Permitted Severance Expenses in an aggregate amount not to exceed $700,000, plus expenses incurred in Period 13 of Fiscal Year 2007 and during Fiscal Year 2008 in respect of Dead Sites (other than Unopened Store Lease Termination Expenses) in an aggregate amount not to exceed $800,000, plus any Permitted Closed Store EBITDA Add-Back provided, however, Parent and Borrower may not include the Permitted Closed Store EBITDA Add-Back of any store listed on Schedule 6.4 to be calculated as an add-back to EBITDA for such corresponding Period unless such store is closed on the Store Closure Date set forth for such store on Schedule 6.4, plus such other non-cash charges as may be approved by Agent in its sole discretion, plus (or minus) such adjustments as may be reasonably recommended by a third party auditor selected by or otherwise reasonably acceptable to Agent for the purposes of normalizing EBITDA, in each case, determined on a consolidated basis in accordance with GAAP. For the purposes of calculating EBITDA for any period of thirteen consecutive months (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date) Parent, Borrower or any of their respective Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Parent, Borrower and Agent) or in such other manner acceptable to Agent as if the Permitted Acquisition occurred on the first day of such Reference Period. Notwithstanding the foregoing, EBITDA for a Period shall be the EBITDA amount set forth for the corresponding Period on Schedule E-1.

“Required Availability” means that, (i) from the Closing Date and up to and including the Period ending October 7, 2008, Qualified Cash exceeds $5,000,000, and (ii) at all times after October 7, 2008, so long as no Event of Default has occurred and is continuing, the sum of (a) Availability, plus (b) Qualified Cash exceeds $5,000,000.

(b) New Definitions. Schedule 1.1 of the Credit Agreement is hereby amended by inserting in their appropriate alphabetical positions the following:

“Dead Sites” means those store location sites for which the Loan Parties have incurred site location, lease negotiation and legal due diligence expenses but have determined not to open a store location at such sites.

“Opened Store Lease Termination Expenses” means the cash expenses incurred by the Borrower as payment settlements with landlords to terminate leases for store locations that (i) as of the First Amendment Date are open and operating, and (ii) such leases shall be terminated on or before July 15, 2008.

“Permitted Severance Expenses” means the cash expenses paid in Fiscal Year 2008 by the Borrower to certain employees related to such employees’ termination of employment with the Borrower.

“Unopened Store Lease Termination Expenses” means the cash expenses incurred by the Borrower as payment settlements with landlords to terminate leases for store locations that (i) as of the First Amendment Date have not been opened, and (ii) such leases shall be terminated on or before July 15, 2008.

“First Amendment Date” means May 29, 2008.”

(c) Amended Schedules. The following Schedules are hereby amended as follows:

(i) Schedule 6.4 to the Credit Agreement is restated to read in its entirety as set forth in Annex A to this First Amendment.

(ii) Schedule E-1 to the Credit Agreement is restated to read in its entirety as set forth in Annex B to this First Amendment.

2. Effective as of April 22, 2008, Section 7(a) of the Credit Agreement is amended to read in its entirety as follows:

“7. Financial Covenants.

Minimum EBITDA. Achieve TTP EBITDA, measured as of the end of any Period, of at least the required amount set forth in the following table for the applicable Period set forth opposite thereto:

Applicable Amount	Applicable Period
$1,200,000	For the Period ending April 22, 2008
$600,000	For the Period ending May 20, 2008
$2,000,000	For the Period ending June 17, 2008
$5,200,000	For the Period ending July 15, 2008
$5,500,000	For the Period ending August 12, 2008
$7,000,000	For the Period ending September 9, 2008
$9,500,000	For the Period ending October 7, 2008
$10,500,000	For the Period ending November 4, 2008
$11,500,000	For the Period ending December 2, 2008
$13,000,000	For the Period ending December 30, 2008
$13,500,000	For the Period ending January 27, 2009
$13,500,000	For the Period ending February 24, 2009
$14,000,000	For the Period ending March 24, 2009
$15,000,000	For the Period ending April 21, 2009 and each Period ending thereafter

II.	EFFECT OF AMENDMENT:

Parent and Borrower acknowledge that they failed to comply with the “Minimum EBITDA” covenant set forth in Section 7(a) of the Credit Agreement as in effect prior to the application of Article I(2) herein. Parent and Borrower acknowledge that, absent this First Amendment, an Event of Default would have existed under the Credit Agreement on account of such failure. Parent and Borrower represent and warrant to the Agent that, on account of the amendments effected hereby, no Event of Default exists and no waiver of any Event of Default is required.

III.	CONDITIONS TO EFFECTIVENESS:

This First Amendment shall become effective when each of the following conditions is met:

1. Receipt by Agent of this First Amendment, duly and properly authorized, executed and delivered by each of the respective parties thereto;

2. Receipt by Agent in immediately available funds of (i) an amendment fee in the amount of $125,000 and (ii) an amount equal to all of Agent’s reasonable legal fees and expenses incurred in connection with the preparation and negotiation of this First Amendment and previously incurred in connection with the Credit Agreement; and

3. Receipt by Agent of all financial reporting required to be delivered on or before the First Amendment Date pursuant to Schedules 5.1 and 5.2 to the Credit Agreement, all in form and substance satisfactory to Agent.

IV.	REPRESENTATIONS AND WARRANTIES:

Parent and Borrower represent and warrant to Agent and the Lenders as follows:

1. The execution, delivery and performance of this First Amendment and the transactions contemplated hereby (i) are within the corporate authority of the Parent and Borrower, (ii) have been duly authorized by all necessary company proceedings of the Parent and Borrower, (iii) do not conflict with or result in any material breach or contravention of any provision of law, statute, rule or regulation to which Parent or Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to Parent or Borrower so as to materially adversely affect the assets, business or any activity of Parent or Borrower and (iv) do not conflict with any provision of the Governing Documents of Parent or Borrower.

2. The execution, delivery and performance of this First Amendment, and the Credit Agreement as amended hereby, will result in valid and legally binding obligations of Parent and Borrower enforceable against each of them in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief or other equitable remedy is subject to the discretion of the court before which any proceeding therefor may be brought.

3. The execution, delivery and performance by Parent and Borrower of this First Amendment does not require any approval or consent of, or filing with, any governmental agency or authority other than those already obtained, if any.

4. The representations and warranties contained in Section 4 of the Credit Agreement are true and correct in all material respects as of the First Amendment Date as though made on and as of the First Amendment Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date and except to the extent of changes resulting from transactions contemplated or permitted by this First Amendment and changes occurring in the ordinary course of business which singly or in the aggregate do not constitute a Material Adverse Change.

5. After giving effect to this First Amendment, no Default or Event of Default under the Credit Agreement has occurred and is continuing.

V.	MISCELLANEOUS:

1. Ratification, Etc.

Except as expressly amended hereby, the Credit Agreement, the other Loan Documents and all documents, instruments and agreements related thereto are hereby ratified and confirmed in all respects and shall continue in full force and effect. This First Amendment and the Credit Agreement shall hereafter be read and construed together as a single document, and all references in the Credit Agreement, any other Loan Document or any agreement or instrument related to the Credit Agreement shall hereafter refer to the Credit Agreement as amended by this First Amendment.

2. Waiver and Release.

(a) Effective on the date hereof, Parent and Borrower each hereby waives, releases, remises and forever discharges Agent and each Lender, each of their respective Affiliates, and each of the officers, directors, employees, and agents of Agent, each Lender and their respective Affiliates (collectively, the “Releasees”), from any and all claims, suits, investigations, proceedings, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, past or present, liquidated or unliquidated, suspected or unsuspected, which Parent or Borrower has ever had from the beginning of the world, or now has against any such Releasee which relates, directly or indirectly to the Credit Agreement, any other Loan Document, or to any acts or omissions of any such Releasee in connection with the Credit Agreement or any other Loan Document or the transactions contemplated thereby or related thereto, except for the duties and obligations set forth in the Credit Agreement as modified hereby and the other Loan Documents. As to each and every claim released hereunder, Parent and Borrower each hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

As to each and every claim released hereunder, Parent and Borrower each also waives the benefit of each other similar provision of applicable federal or state law, if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

(b) Each of Parent and Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any claim released, remised and discharged by Parent or Borrower pursuant to the above release. Each of Parent and Borrower further agrees that it shall not dispute the validity or enforceability of the Credit Agreement or any of the other Loan Documents or any of its obligations thereunder, or the validity, priority, enforceability or the extent of Agent’s Lien on any item of Collateral under the Credit Agreement or the other Loan Documents. If either of Parent or Borrower, or any of its successors, assigns or other legal representatives, violates the foregoing covenant, such Parent or Borrower, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys fees and costs incurred by such Releasee as a result of such violation.

3. Fees. Agent hereby is expressly authorized by Borrower to (i) charge the amendment fees and legal fees set forth in Article III(2) hereof to the Loan Account, and (ii) designate such amounts as an Advance under the Credit Agreement.

4. Governing Law. THIS FIRST AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

5. Counterparts. This First Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the undersigned has duly executed this First Amendment to Credit Agreement as of the date first set forth above.

JAMBA, INC., a Delaware corporation

By:	/s/ Michael Fox
Title: Vice President, Legal Affairs

By:	/s/ Donald D. Breen
Title: Senior Vice President and Chief Financial Officer

JAMBA JUICE COMPANY, a California corporation

By:	/s/ Michael Fox
Title: Vice President, Legal Affairs

By:	/s/ Donald D. Breen
Title: Senior Vice President and Chief Financial Officer

WELLS FARGO FOOTHILL, LLC., a Delaware
limited liability company, as Agent and as a Lender

By:	/s/ Kelly Walsh
Title:	Vice President

Signature Page to First Amendment to Credit Agreement

CONSENT OF GUARANTOR

Jamba, Inc. (the “Guarantor”) has guarantied certain indebtedness, obligations and liabilities of Borrower pursuant to the General Continuing Guaranty dated as of April 17, 2008 (the “Guaranty”). By executing this consent, the Guarantor hereby absolutely and unconditionally reaffirms to Agent and the Lenders that the Guaranty remains in full force and effect. In addition, the Guarantor hereby acknowledges and agrees to the terms and conditions of this First Amendment and of the Credit Agreement and the other Loan Documents as amended hereby (including, without limitation, the making of any representations and warranties and the performance of any covenants applicable to it herein or therein).

JAMBA, INC. a Delaware corporation

By:	/s/ Michael Fox
Title:	Vice President, Legal Affairs

By:	/s/ Donald D. Breen
Title:	Senior Vice President and Chief Financial Officer

Signature Page to First Amendment to Credit Agreement

ANNEX A

Schedule 6.4

Store Closures

Store Number	Store Closure Date	Permitted Closed Store EBITDA Add- Back
110	January 21, 2008	$(15,070)
96	March 5, 2008	$(114,355)
118	June 30, 2008	$(47,254)
22	August 31, 2008	$(81,756)
146	August 31, 2008	$(12,399)
147	November 30, 2008	$(19,091)
113	January 2, 2008	$(24,058)
776	July 15, 2008	($153,923)
678	July 15, 2008	($140,849)
893	July 15, 2008	($51,175)
46	July 15, 2008	($132,464)
840	July 15, 2008	($71,498)
856	July 15, 2008	($84,644)
842	July 15, 2008	($120,371)
889	July 15, 2008	($57,558)
140	July 15, 2008	($83,696)
923	July 15, 2008	($33,660)
Total		($1,243,820)

ANNEX B

Schedule E-1

See attached.